Exhibit 99.1

Contacts:       Pat Sheaffer or Ron Wysaske,
Riverview Bancorp, Inc. 360-693-6650

Bess R. Wills Named to Riverview Board of Directors

Vancouver, Wash., December 20, 2010 -- Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) today announced the appointment of Bess R. Wills, General Manager/Co-Owner  of Gresham Ford, to the Board of Directors for Riverview Community Bank and Riverview Bancorp, Inc.

“Bess is one of the leading, if not the most recognized businessperson in Gresham and East Multnomah County,” said Pat Sheaffer, Chairman and CEO of Riverview Bancorp. “Since she assumed management of Gresham Ford in 2003, the franchise and the entire community has benefitted from her leadership and her strong finance, marketing and community relations experience. Her business skills as well as her passion for helping others have elevated Gresham Ford – “the Dealer with a Heart,” to community pillar status as evidenced by her selection as the Volunteer of the Year by the readers of The Gresham Outlook for the past three years and as a recipient of the 2009-2010 President’s Award by the Ford Motor Company as one of the top 10% of Ford Dealerships in the United States.”

Ms. Wills works with numerous non-profit and charitable organizations and currently serves on the Board of Directors for the Gresham Chamber of Commerce, East Metro Economic Alliance and the Gresham Barlow Education Foundation and co-chairs the “Try Local First” coalition in East Multnomah County. Earlier this year, she was recognized with a Community Applause Award by the Oregon Bankers Association.

“The addition of Bess will bring diversity and a unique perspective to our strong Board,” continued Sheaffer. “Her experience from a decade of managing and growing an umbrella of car dealerships in challenging markets will be extremely valuable. She spent the previous ten years managing a real estate construction company so she understands not only the needs of our retail clients, but also our builders and developers. We admire her community spirit, which meshes perfectly with the Riverview philosophy. The Bank is determined to grow its brand of community banking throughout the Gresham area and east Multnomah County and she will play an important role. We are thrilled to welcome Bess to the Riverview Board and family.”

About the Company
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $863 million, it is the parent company of the 87 year-old Riverview Community Bank, as well as Riverview Mortgage and Riverview Asset Management Corp. There are 17 branches, including twelve in the Portland-Vancouver area. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.